Exhibit 99.1


Manchester, NH - August 9, 2000: WPI Group, Inc. (WPIC:OTC), a leading provider of diagnostic hardware and software for the transportation industry, announced today that it has entered into certain financing arrangements with Sunrise Capital Partners, L.P. ("Sunrise") designed to recapitalize the company and enhance its short- and long-term financial outlook. Under the transaction, Sunrise and certain participants (including certain members of company management and some members of the Allard-Nazarian Group) will invest up to $24.1 million in Convertible Subordinated Notes, warrants and common stock of the Company.
WPI Group also announced that it has refinanced its existing senior credit facility and reduced its borrowings thereunder.

The Convertible Subordinated Notes, which mature three years from the date of issuance, will bear interest at a rate of 10.75%. At the option of the Company, interest on the Notes will be payable in additional Convertible Subordinated Notes. The Convertible Subordinated Notes will be convertible at the election of the holder into WPI Group common stock at a price of $1.75 per share. If WPI Group's common stock is listed on the New York Stock Exchange or the NASDAQ and trades above $4.50 for 45 consecutive trading days, and certain daily trading volume levels in the stock are maintained, the Company may require the holders convert the Notes into common stock on the stated terms. The warrants to be purchased by Sunrise and the other parties will be issued at an exercise price of $1.75 per share.

On August 9th, Sunrise and its partners purchased the first series of Convertible Subordinated Notes, in aggregate principal amount of $14.1 million, along with warrants to purchase approximately 1.6 million shares. Sunrise and the other parties also purchased approximately 1.8 million shares of WPI Group common stock, representing approximately 20% of the Company's outstanding shares on a fully-diluted basis.


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WPI Group's shareholders will need to approve an amendment to the Company's articles of incorporation to increase the number of authorized shares of common stock before additional Convertible Subordinated
Notes and warrants may be issued. The Company will use the proceeds from the sales of the Convertible Subordinated Notes to refinance amounts owed by it under various loan agreements, as well as to complete the development of "e-Technician," the Company's new real-time remote diagnostics service.

Assuming the Company's stockholders approve the amendment and additional
Convertible   Notes  and  warrants  are  issued,  Sunrise   would
beneficially own approximately 56% of the outstanding  shares  of
WPI  Group  common  stock  on  a  fully-diluted  basis  (assuming
exercise  of the warrants and conversion of all the  Notes).   As
part of the transaction, Sunrise will be entitled to designate four nominees to the Company's board of directors.

The Company also announced that Stephen Carlotti resigned from the Board of Directors of WPI Group in June of this year. In connection with the Sunrise financing transaction, four additional Board members, Michael Foster, Irving Gutin, James Risher and Steven Shulman, also resigned from the Board of Directors. David A. Presier, Managing Partner of Sunrise, and Joseph A. Julian, Jr., Michael
D. Stewart and Irwin N. Gold, each a principal of Sunrise, were appointed by the remaining Directors to fill the vacancies of the Board created by the resignations. With these changes, WPI Group
President and CEO John R. Allard was elected to the additional post of Chairman of the Board.

Commenting on the convertible note financing, Allard said, "As we have previously stated,  our  focus  has been on the growth  of  the
diagnostics business   and   on  divesting  the  Company's   other
business operations.   Over  the  last  year,  we  have  sold  our   power
conversion  operations,  our  handheld  computers  and  terminals
business,  and  are  close  to  divesting  our  instruments   and
solenoids  businesses.   This  Convertible  Note  refinancing  is
another major step forward for the Company.  We are resolving our debt  problems, and at the same time, funding for the substantial growth  we expect from our MPSI diagnostic products and  services business. Our agreement with Sunrise Capital Partners will enable us  to  launch  exciting  new products  and  to  fund  additional development required to provide a more robust mix of products and
services.   At  the same time, we also now have the resources  to
continue enhancing and growing our core product lines."

WPI Group, Inc. is an industry-leading provider of diagnostic hardware, software and Web-based services for the transportation industry.

An affiliate of Houlihan Lokey Howard & Zukin, Sunrise Capital Partners, L.P. is a private investment fund with over $200 million of committed capital  focusing on the acquisition of controlling interests  in middle market companies. Houlihan Lokey Howard & Zukin is one  of the nation's premier providers of investment banking services  to
middle-market   companies.  Houlihan   Lokey   Howard   &   Zukin
specializes in the placement of debt and equity capital,  mergers
and   acquisitions  advisory  services,  valuation  services  and financial restructuring advisory services.

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THE STATEMENTS CONTAINED IN THIS RELEASE CONCERNING THE COMPANY'S GOALS,
STRATEGIES  AND  EXPECTATIONS FOR BUSINESS AND FINANCIAL  RESULTS
ARE  "FORWARD-LOOKING STATEMENTS" BASED ON CURRENT  EXPECTATIONS.
NO  ASSURANCES  CAN  BE GIVEN THAT THE RESULTS  IN  ANY  FORWARD-
LOOKING  STATEMENTS  WILL BE ACHIEVED AND  ACTUAL  RESULTS  COULD
DIFFER  MATERIALLY.  PLEASE REVIEW THE REPORTS THAT  THE  COMPANY
FILES WITH THE SECURITIES AND EXCHANGE COMMISSION FOR INFORMATION
CONCERNING FACTORS WHICH COULD AFFECT THE COMPANY'S BUSINESS.

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